Exhibit 10.3

[Fisher Letterhead]

Date:	February 27, 2009

To:	Colleen Brown

Fr:	Rob Dunlop

Re:	Salary Reduction

Due to the declining economic conditions that have impacted Fisher, I wish to reduce my current base compensation by 10%. This is intended as a small contribution to reducing our 2009 operating expense and thereby assisting the company in improving cash flow.

Next week marks my 18th year with Fisher and I am grateful for the growth and support I have received from this company. I appreciate the opportunity to contribute to the success of the organization.

Please let me know if you have any questions.